Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Banco Santander, S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Preferred Callable Floating Rate Notes due 2028	457(r)	$750,000,000	100.000%	$750,000,000	$147.60 per $1,000,000(2)	$110,700

Fees to Be Paid	Debt	5.365% Senior Preferred Callable Fixed-to-Fixed Rate Notes due 2028	457(r)	$1,500,000,000	100.000%	$1,500,000,000	$147.60 per $1,000,000(2)	$221,400

Fees to Be Paid	Debt	5.439% Senior Preferred Fixed Rate Notes due 2031	457(r)	$1,500,000,000	100.000%	$1,500,000,000	$147.60 per $1,000,000(2)	$221,400

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$3,750,000,000		$553,500

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$553,500

(1)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.